Testing the Waters Materials Related to Series #58PELE4

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#58PELE4

'58 PELÉ WORLD CUP DEBUT TICKET (STUB)

THIS INITIAL OFFERING IS COMING SOON!

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CURRENT VALUE: $48,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

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"Since 2019, trading card market preferences have evolved—from prospecting on rookie players to buying Pokemon cards to funneling back to vintage cards and accomplished veterans and now . . . to ticket stubs."

ONE37PM

January 2022

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#58PELE4 | *Visuals*

The 1958 World Cup was the first to be televised around the world.

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DESCRIPTION OF SERIES 1958 PELE WORLD CUP DEBUT TICKET

Investment Overview

•Upon completion of the Series #58PELE4 Offering, Series #58PELE4 will purchase a 1958 Pele World Cup Debut Ticket Stub graded PSA 1.5 for Series #58PELE4 (The “Series 1958 Pele World Cup Debut Ticket” or the “Underlying Asset” with respect to Series #58PELE4, as applicable), the specifications of which are set forth below.

•Pelé was a Brazilian professional soccer player who is generally considered one of the greatest players of all time.

•Pelé made his World Cup debut on June 17, 1958, against the Soviet Union at age 17.

•The Underlying Asset is a 1958 Pele World Cup Debut Ticket Stub graded PSA 1.5.

Asset Description

Overview & Authentication

•Edson Arantes do Nascimento was born on October 23, 1940 in Três Corações, Brazil. He would go on to be nicknamed Pelé, and the name would stick.

•Pelé played in four World Cups for the Brazilian National Team, and was a member of three winning teams in 1958, 1962, and 1970.

•While it is difficult to place an exact number on the number of goals scored by Pelé over the course of his 22-year career due to differing standards and leagues, most reports have him scoring over 1,000.

•At 17-years-old, Pelé debuted at the 1958 World Cup in Stockholm.

•The 1958 World Cup was the first internationally telvised World Cup.

•Pelé sat out the first two games of the tournament and only appeared for the first time in Brazil’s final group game against the Soviet Union in front of over 50,000 fans. He scored his first goal in the quarterfinals against Wales. In the semifinal against France, Pelé scored a hat trick (3 goals). He would score again in the victorious finals match, bringing his tournament total to 6. This was the first World Cup Brazil had ever won and Pelé was the youngest ever World Cup-winner.

•The International Olympics Committee (IOC) named Pelé “Athlete of the Century” in 1999.

•According to Altan Insights, as of February 28, 2022, five of the top ten most expensive ticket sales occurred in 2022, as well as three of the top five. Of the top ten, seven are debut tickets of athletes such as Jackie Robinson, Michael Jordan, and Mickey Mantle — all of whom are considered among the greatest and most influential to ever play their respective sports.

•The Underlying Asset has been issued a grade of FR 1.5 by Professional Sports Authenticators (PSA) with Certification No. 47714097.

Notable Features

•The Underlying Asset is a 1958 Pele World Cup Debut Ticket Stub graded PSA 1.5.

•The Underlying Asset is 1 of 7 1958 Pele World Cup Debut Ticket Stub examples graded PSA 1.5 with 15 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1958 Pele World Cup Debut Ticket
Sport	Soccer

Professional League	FIFA
Player / Number	Pele
Team	Brazilian National Team
Year / Season	1958
Memorabilia Type	Ticket Stub
Rarity	1 of 7 (PSA 1.5)
Authentication	Professional Sports Authenticators (PSA)
Grade	1.5
Certification No.	47714097

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1958 Pele World Cup Debut Ticket going forward.